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                                                                     Exhibit 8.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                  June 11, 2002

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD 20852

Ladies and Gentlemen:

     We have acted as special tax counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with the sale and issuance of up to 2,185,000 shares of the Company's common shares of beneficial interest, par value $0.01 per share (the "Shares") pursuant to the terms of the Underwriting Agreement dated June 6, 2002 by and between the Company and First Union Securities, Inc., as more fully described in the Company's prospectus supplement dated June 6, 2002 (the "Prospectus Supplement", which includes the documents incorporated therein by reference, including without limitation the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2002 (the "Company's Form 8-K")), to the Company's prospectus dated September 30, 1998 (the "Prospectus"). In connection therewith, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus and Prospectus Supplement.

Basis for Opinions

         The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions.

         Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.



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Federal Realty Investment Trust
June 10, 2002
Page 2 of 5

                  In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following:

                  (1) the Prospectus, Prospectus Supplement and Company's Form 8-K, as amended through the date hereof;

                  (2) the Declaration of Trust of the Company dated May 5, 1999, as amended through the date hereof (the "Declaration of Trust");

                  (3) the Bylaws of the Company, as amended to the date hereof;

                  (4) the articles of incorporation, bylaws and stock ownership information for Street Retail, Inc., Street Retail West GP, Inc., SRI San Antonio, Inc., SRI Texas, Inc., Federal Realty Partners, Inc., FRLP, Inc., FR Federal Plaza, Inc., JS&DB, Inc., FRIT Leasing & Development Services, Inc., SRI Holding Co., Inc., San Jose Residential, Inc., Ravenswood Development Services, Inc., FRIT Property Services, Inc.; Federal Realty Management Services, Inc.; Santana Row Services, Inc.; and Santana Row ROF, Inc.;

                  (5) the partnership agreement or limited liability company operating agreement, as applicable, used to organize and operate the partnerships or limited liability companies in which the Company owns an interest (the "Partnership Subsidiaries") as set forth in Schedule A attached hereto; and

                  (6) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

                  The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter to us on or about the date hereof regarding the assets, operations and activities of the Company (the "Management Representation Letter").

                  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Prospectus, Prospectus Supplement, Company's Form 8-K and the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.




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Federal Realty Investment Trust
June 10, 2002
Page 3 of 5

          In connection with our opinion, we have assumed, with your consent:

          (1) that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company's declaration of trust, have been and will be performed or satisfied in accordance with their terms;

          (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

          (3) that the Company and each of the partnership, limited liability company or corporate subsidiary entities have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Prospectus, Prospectus Supplement, Form 8-K and Management Representation Letter; and

          (4) that we have been provided with all written agreements related to the ownership of the stock of any corporations in which the Company owns an interest, directly or indirectly (the "Corporate Affiliates") and no oral agreements or understandings exist or have existed between the Company and other securityholders of any of the Corporate Affiliates or the Corporate Affiliates themselves that are inconsistent with the Company being considered to be the beneficial owner, directly or indirectly, of 10% or less of either (a) the outstanding voting securities or
               (b) at the end of any calendar quarter beginning on or after January 1, 2001, the total value of the outstanding securities, of any Corporate Affiliate that does not qualify as either a "qualified REIT subsidiary" as defined in Section 856(i) of the Code or, after January 1, 2001, a "taxable REIT subsidiary" as defined in Section 856(l) of the Code.

Opinions

          Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:


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Federal Realty Investment Trust
June 10, 2002
Page 4 of 5

          1. the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code for its taxable years ended December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001 and the Company's organization and proposed method of operation (as described in the Prospectus, Prospectus Supplement, Company's Form 8-K and Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          2. the discussion in the Company's Form 8-K under the caption "Federal Income Tax Consequences", which is incorporated by reference into the Prospectus, accurately describes in all material respects, the federal income tax consequences anticipated to be material to a purchaser of Shares in the offering pursuant to the Prospectus Supplement with respect to the acquisition, ownership, and disposition of Shares.

          An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinion.

          We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Corporate Affiliates and Partnership Subsidiaries, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.


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Federal Realty Investment Trust
June 10, 2002
Page 5 of 5

               This opinion letter has been prepared solely for your use in connection with the sale and issuance of the Shares and speaks only as of the date hereof. This opinion may not be relied upon by you or any other person other than in connection with the sale and issuance of the Shares. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan & Hartson L.L.P. under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           /s/ Hogan & Hartson L.L.P.

                                           HOGAN & HARTSON L.L.P.

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                                   Schedule A

Street Retail West I, L.P.
Street Retail West II, L.P.
Street Retail West 3, L.P.
Street Retail West 4, L.P.
Street Retail West 6, L.P.
Street Retail West 7, L.P.
Street Retail West 9, L.P.
Street Retail West 10, L.P.
Street Retail Tempe I, LLC
Street Retail Forest Hills I, LLC
Street Retail Forest Hills II, LLC
Street Retail San Antonio, LP
FR Pike 7 Limited Partnership
FR Leesburg Plaza, LLC
FR Leesburg Plaza, LP
Federal Realty Partners L.P.
SRI Old Town, LLC
Loehmann's Plaza Limited Partnership
FR Associates Limited Partnership
Andorra Associates
Berman Enterprises II Limited Partnership
Governor Plaza Associates
Shopping Center Associates
FRIT Escondido Promenade, LLC
Congressional Plaza Associates
FR Federal Plaza, LLC
FRIT San Jose Town and Country Village, LLC
La Rive Gauche San Jose, LLC
Straits Santana Row, LLC
Village Cafe Santana Row, LLC
Blowfish SR, LLC
Yankee Pier Santana Row, LLC